Exhibit 99.1

Industrial Enterprises of America Announces Share Repurchase Program
Monday December 11, 2:03 pm ET

NEW YORK, Dec. 11, 2006 (PRIME NEWSWIRE) -- Industrial Enterprises of America, Inc. (OTC BB:IEAM.OB - News) a specialty automotive aftermarket supplier, today announced that the Company's Board of Directors has authorized the repurchase of up to $10 million of its common stock and equity-related securities, including convertible debentures and warrants, over the next nine months. The Company plans to utilize existing cash reserves and ongoing free cash flow to finance the share repurchases.

The share repurchases will occur through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements. Market conditions will influence the timing of the buyback and the number of shares repurchased. The program allows the company to repurchase its shares at its discretion.

``Today's announcement reflects Industrial Enterprises' positive cash-flow outlook and our commitment to shareholder value,'' stated John Mazzuto, Chief Executive Officer of Industrial Enterprises of America. ``Given our recent share price, we believe that a stock repurchase program represents an excellent investment for our shareholders.''

About Industrial Enterprises of America, Inc.

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, and other automotive additives & chemicals. The company has distinct proprietary brands that collectively serve the retail, professional, and discount automotive aftermarket channels.

Statement Under The Private Securities Litigation Reform Act

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects'', ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
For Industrial Enterprises of America, Inc.
Investors & Public Relations:
David Zazoff
(212) 505-5976
PressReleases@Za-Consulting.net